Exhibit 3.7

SERIES AGREEMENT
OF
MY RACEHORSE CA LLC, SERIES TIZAMAGICIAN

A Nevada Series Limited Liability Company

THIS SERIES AGREEMENT (“Series Agreement”), is entered into as of June 10, 2019 (the “Effective Date”) by and between My Racehorse CA LLC, a Nevada series limited liability company (the “Company”), the undersigned members (each a “Member,” and collectively, the “Members”), and Experiential Squared, Inc., a Delaware corporation (the “Series Manager”), who desire to form and operate a Nevada series limited lability company pursuant to Nevada Revised Statues (the “Act”), under the terms and conditions set forth herein. The Company, the Members, and the Series Manager may also be referred to in this Series Agreement individually as a “Party” and collectively as the “Parties.” Any capitalized term not defined herein shall have the meaning ascribed to such term in the Company Agreement (as defined below).

RECITALS

WHEREAS, the Company was formed on December 27, 2016 upon the filing of the Company’s Articles of Organization with the Office of the Secretary of the State of Nevada and upon the execution by the Members, on around the same date, of that certain series limited liability company agreement of the Company (the “Company Agreement”) attached hereto and incorporated herein as Exhibit A; and

WHEREAS, the Parties desire to create a new Series (as defined below) pursuant to the terms of the Company Agreement, which Series shall, through its subsidiary, acquire, own, and manage certain assets separate from assets owned by the Company or associated with any other series as may be formed by the Company (“Separate Assets”); and

WHEREAS, the Parties intend that the debts, liabilities and obligations incurred, contracted for or otherwise existing with respect to the Series and its Separate Assets be enforceable against the assets of the Series and its Separate Assets only, and not against the assets of the Company generally or any other series created under the Company Agreement; and

NOW THEREFORE, in consideration of the mutual promises and obligations contained herein, the Parties, intending to be legally bound, hereby agree as follows:

1.	Formation and Purpose.

a.                   Formation. The Parties hereby create a new series limited liability company pursuant to the terms of the Company Agreement and the Series Agreement. The name of the series limited liability company created hereunder is My Racehorse CA LLC, Series Tizmagician (the “Series”).

b.                  Term. The term of the Series shall commence upon the filing of the Series’ Articles of Organization with the Office of the Secretary of the State of Nevada. The Series shall be perpetual unless earlier dissolved in accordance with the Act.

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c.                   Purpose. The sole business of the Series is to engage in the following activities and exercise the following powers:

i.                        purchase an Asset (as defined in the Company Agreement) that is within the objectives of the Series;

ii.                        transact any and all lawful business for which a limited liability company may be formed under the Act in furtherance of the business objectives stated in the preceding paragraph; and

iii.                        transact all business necessary, appropriate, advisable, convenient, or incidental to the foregoing provisions and objectives.

2.             Principal Place of Business; Qualification in Foreign Jurisdiction.

a.                   Principal Place of Business. The principal office of the Series is 250 West 1st Street, Suite 256, Claremont, California 91711. The Series may locate its place of business at any other place as the Series Manager deems advisable; provided, that the Series shall at all times maintain a registered agent within the State of Nevada and the state of the Series’ principal place of business. The initial registered agent for service of process in Nevada is stated in the Series’ Articles of Organization.

b.                  Qualification in Foreign Jurisdiction. The Series Manager is authorized to execute and file on behalf of the Series all necessary or appropriate documents required to qualify the Series to transact or to continue to transact business within any state in which the nature of the activities or property ownership requires qualification.

3.	Management.

a.                   Management of Series. The management of the Series shall be vested in the Series Manager. The Series Manager shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by managers of a series limited liability company under the laws of the State of Nevada. The Series Manager shall have the authority to bind the Series to any legally binding agreement, including setting up and operating separate bank accounts on behalf of the Series.

b.                  Powers of the Series Manager. The Series Manager is authorized to make all decisions as to (a) the sale, development, and disposition of the Series’ assets; (b) the purchase or acquisition of other assets of all kinds; (c) the management of all or any part of the Series’ assets; (d) the borrowing of money and the granting of security interests in the Series’ assets; (e) the pre-payment, refinancing or extension of any loan affecting the Series’ assets; (f) the compromise or release of any of the Series’ claims or debts; and (g) the employment of persons, firms or corporations for the operation and management of the Series’ business. In the exercise of its management powers, the Series Manager is authorized to execute and deliver (a) all contracts, conveyances, assignments leases, sub-leases, franchise agreements, licensing agreements, management contracts and maintenance contracts covering or affecting the Series’ assets; (b) all checks, drafts and other orders for the payment of the Series’ funds; (c) all promissory notes, loans, security agreements and other similar documents; and (d) all other instruments of any other kind relating to the Series’  affairs, whether like or unlike the foregoing and (e) any other exclusive authority granted to a Series Manager under the Company Agreement.

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c.                   Compensation and Fees.

i.                        Compensation. The Series Manager will earn the following fees for management of the Series:

(a)            for each horse that is acquired on behalf of a Series, the Series Manager initial capital contributions for its efforts related to the due diligence performed with respect to such horse (“Diligence Fee”); and

(b)            for managing the Series’ assets, the Series Manager shall receive a ten percent (10%) management fee (the “Management Fee”) of Gross Proceeds (as defined below).

ii.                        Expenses. The Series shall reimburse the Series Manager for all direct out-of-pocket expenses incurred by the Series Manager in managing the Series. Further, any Members or Affiliates of the Series Manager who incur out-of-pocket expenses on behalf of the Company shall also be reimbursed by the Series.

d.                  Bookkeeping. The Series Manager shall maintain complete and accurate books of account of the Series’ affairs at the Series’ principal place of business or other agreed location. Such books shall be kept on such method of accounting as the Series Manager shall select. The Series’ accounting period shall be the calendar year.

e.                   Officers. The Series Manager may, from time to time appoint officers of the Series (the “Officers”) and assign in writing titles (including, without limitation, President, Vice President, Chief Financial Officer and Secretary) to any such person. Unless the Series Manager decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Act, the assignment of such title constitutes the delegation to such person of the authorities and duties that are normally associated with that office, including, without limitation, the execution of documents, instruments and agreements in the name of and on behalf of the Series. Any delegation pursuant to this Section 3.e. may be revoked at any time by the Series Manager in writing.

f.                    Exculpation and Indemnification. Except for acts of fraud or reckless or willful misconduct, to the fullest extent permitted by applicable law, the Series Manager and each Officer and employee of the Series, and the officers, directors and employees of the Series Manager and any authorized person on behalf of the Series (each of the foregoing an “Indemnified Person”) shall be indemnified, defended and held harmless by the Series from and against any and all claims, demands, liabilities, costs damages, expenses and causes of action of any nature whatsoever arising out of or incidental to any act performed or omitted to be performed by any one or more of such Indemnified Persons in connection with the business of the Series; provided, that an indemnity under this Section 3.f. shall be paid solely out of and to the extent of the assets of the Series, and shall not be a personal obligation of any Member. All judgments against the Series, the Series Manager or such Indemnified Persons where the Series provides indemnification must be satisfied from the assets of the Series.

g.                  Removal. The Series Manager may be removed as provided in the Company Agreement.

4.	Members.

a.                   Capital Contributions. The Members shall make the initial capital contribution to the Series as set forth in Exhibit B attached hereto (the “Schedule of Members”). The Members are not required to make any additional capital contributions to the Company, but may make additional capital contributions to the Company as provided in the Company Agreement.

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b.                  Units. Each Member’s interest in the Series is represented by units (“Units”) of membership interest (“Membership Interest”) each having identical rights and privileges, except as otherwise provided in this Series Agreement. An unlimited number of Units is hereby authorized. Outstanding Units shall be shown on the Schedule of Members.

c.                   Distributions.

i.                        Distributions. The Members may receive “Distributable Cash” from the Series. “Distributable Cash” shall mean net proceeds after the Management Fee and sufficient working capital and related reserves. The Series Manager intends to operate the Separate Assets of the Series in such a manner as to generate Distributable Cash for distribution to the Members. The Series Manager shall evaluate Distributable Cash quarterly or at more frequent intervals, in the Series Manager’s sole discretion. Distributable Cash shall be determined in the sole discretion of the Series Manager. Distributions of Distributable Cash to Members, when made, will be allocated among them in proportion to their Membership Interests in the Series. Distributable Cash, if any, will be distributed in the order described in (a) and (b) below, depending on the phase of operation of the Series. The Series Manager anticipates that Distributions of Distributable Cash will not be made for at least the first twelve (12) months following the acquisition of the Asset and will be evaluated quarterly thereafter. The Series Manager will attempt to manage the Series so as to issue dividend payments, to the extent of available cash flow, as follows:

(a)                First, 10% of gross proceeds before deductions for expenses, withholdings or reserves (“Gross Proceeds”) to the Series Manager for payment of the Management Fee; and

(b)               Second, Distributable Cash to the Members, other than the Series Manager, pro rata. This shall be calculated as the dividends available multiplied by a fraction with the fraction being the number of Membership Interests held by the Member as the numerator and the total number of outstanding Membership Interests as the denominator.

ii.                        Working Capital Reserves. The Series Manager shall determine the cash available for dividends after retention of reasonable working capital reserves. Working capital reserves may include pre-paid training and maintenance fees for an Asset for up to eighteen (18) months. Working capital expenses may be as much as the cost of the interest in the Asset.

d.                  Withdrawal or Reduction of Members’ Contributions to Capital. Except as otherwise provided herein, a Member may not receive out of the Series’ property a return of any part of such Member’s capital contributions until all other liabilities of the Company have been paid or there remains property of the Company sufficient to pay such other liabilities. A Member shall not be entitled to demand or receive from the Series the liquidation of such Member’s Membership Interest in the Series until the Series is dissolved in accordance with the provisions hereof or other applicable provisions of the Act.

e.                   Restrictions on Transferability. Restrictions on Transferability shall be governed by the provisions set forth in the Company Agreement.

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5.                  Dissolution.

a.                   Authority to Dissolve Series. The Series Manager may dissolve the Series at any time once the Series Assets have been sold. The dissolution may only be ordered by the Series Manager or the Company, not by an owner of Series Membership Interests or by any Member of the Series.

b.                  Distribution upon Dissolution. Upon dissolution of the Company, the assets of the Series will be distributed as follows:

i.                        First, to pay the creditors of the Series, including the Series Manager, any Member or third party who loaned or advanced money to the Series or has deferred any reimbursements or fees;

ii.                        Second, to establish Reserves against anticipated or unanticipated Series liabilities; and

iii.                        Third, any remaining Distributable Cash will be distributed as described in Section 4.c.i. above (10% to the Series Manager and the remaining Distributable Cash to the Members, pro rata).

6.	Miscellaneous Provisions.

a.                   Agreement to be Bound. Each of the undersigned Parties agrees to be bound by the terms and provisions of this Series Agreement.

b.                  Headings. The headings in this Series Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent, or intent of this Series Agreement or any provision hereof.

c.                   Severability. Each provision of this Series Agreement is severable, and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality does not impair the operation of or affect those portions of this Series Agreement which are valid, enforceable and legal.

d.                  Entire Agreement. This Series Agreement and the exhibit(s) to this Series Agreement constitute the entire agreement of the Parties with respect to the subject matter hereof. The exhibit(s) to this Series Agreement are incorporated into and made a part of this Series Agreement by reference. This Series Agreement is intended to be and shall constitute a legally binding document.

e.                   Counterparts. This Series Agreement may be executed in any number of counterparts with the same effect as if all Parties had signed the same document.  All counterparts shall be construed together and shall constitute one instrument.

f.                    Governing Law. This Series Agreement and the rights of the Parties hereunder shall be interpreted in accordance with the laws of the State of Nevada, all rights and remedies being governed by said laws, without regard to principles of conflict of laws.

g.                  Amendments, Consents and Approvals. This Series Agreement may not be modified, altered, supplemented or amended except pursuant to a writing executed and delivered by the Parties. All actions requiring the approval or consent of the Parties hereunder require the unanimous approval of the constituent partners of such Member.

h.                  No Third-Party Beneficiary. Any agreement to pay any amount and any assumption of liability in this Series Agreement contained, express or implied, shall be only for the benefit of the Members and their respective heirs, successors, and permitted assigns, and such agreements and assumptions shall not inure to the benefit of the obliges of any indebtedness of any other party, whomsoever, deemed to be a third-party beneficiary of this Series Agreement.

[Remainder of Page Intentionally Left Blank; Signature Page Follows.]

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IN WITNESS WHEREOF, the Parties hereto have executed this Series Agreement, as of the Effective Date.

COMPANY

MY RACEHORSE CA LLC,

a Nevada Series Limited Liability Company

By: Experiential Squared, Inc.,

A Delaware Corporation

Its: Manager

/s/ Michael Behrens

By: Michael Behrens, CEO

SERIES MANAGER

EXPERIENTIAL SQUARED, INC.,

A Delaware Corporation

/s/ Michael Behrens

By: Michael Behrens, CEO

MEMBER:

____________________________

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EXHIBIT A

COMPANY AGREEMENT

[See Attached.]

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EXHIBIT B

SCHEDULE OF MEMBERS

Entity/Name	Capital Contribution	Units	Percentage of Membership Interests

TOTAL			100%

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